UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2010

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 West Washington Ave, Madison, Wisconsin		53703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-661-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the offering of $230.0 million aggregate principal amount of 10.875% First Mortgage Notes due 2017 (the "Notes") by GWR Operating Partnership, L.L.L.P. ("GWR OP") and Great Wolf Finance Corp. ("Great Wolf Finance" and, collectively with "GWR OP," the "Issuers"), the Issuers, Great Wolf Resorts, Inc. ("GWR"), GWR OP General Partner, LLC (the "General Partner’), and certain direct and indirect subsidiaries of GWR OP (such subsidiaries, collectively with GWR and the General Partner, the "Guarantors") have entered into a Purchase Agreement, dated as of March 30, 2010, among the Issuers, the Guarantors and certain representatives of the initial purchasers therein (collectively, the "Initial Purchasers") relating to the Issuers’ issuance and sale of $230 million of the Notes. The Initial Purchasers intend to resell the Notes in an offering exempt from registration under the Securities Act of 1933. On March 31, 2010, the pricing of the Notes was announced. The sale of the Notes is expected to close on April 7, 2010. The Purchase Agreement contains representations and warranties, covenants, expense reimbursement provisions and conditions precedent that are customary for transactions of this type. In the Purchase Agreement, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities arising from the transactions under the Purchase Agreement, including liabilities under the federal securities laws. The Purchase Agreement also contains customary contribution provisions.

The offer and sale of the Notes will not be registered under the Securities Act of 1933, and the Notes may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

April 2, 2010	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary